Exhibit 10.41
Execution Version

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into by and between Group 1 Automotive, Inc. (“Group 1” or the “Company”) and James Brooks O’Hara (“Employee”).

A.     RECITALS

1.
On or about December 18, 2015, Group 1 and Employee agreed that so long as he remained employed through such date, Employee would become Director, Special Projects effective April 1, 2016. Between the time that Employee executes this Agreement and April 1, 2016, (such period, the “Transition Period”), unless earlier terminated pursuant to Section 3 below, Employee will continue to serve as the Vice President of Human Resources and perform the duties commensurate with that position.

B.     AGREEMENT

In consideration of the following promises and covenants, the Parties agree as follows:

1.
Release: In return for the Company’s agreement to enter into this Agreement and, provided that he is still employed by the Company at the end of the Transition Period, to employ Employee as Director, Special Projects under the terms of the Employment Agreement (attached hereto as Exhibit “A”) beginning April 1, 2016 (the “Employment Agreement”), and other promises as outlined herein, Employee agrees to accept the terms of this Agreement and, on April 1, 2016, to execute the Release and Waiver of Claims Agreement (“Release,” attached hereto as Exhibit “B”).

2.
Role; Compensation & Benefits: Until April 1, 2016, unless earlier terminated pursuant to Section 3 below, Employee shall continue to serve as Vice President of Human Resources for Group 1. Employee will continue to be paid his regular salary and be eligible for any bonuses for which he is currently eligible and shall continue to participate in and receive all health and welfare benefits to which he is entitled as a Group 1 employee, including, but not limited to, those set forth in Section 4 below.

3.
Term: Both Group 1 and Employee expressly understand and agree that until April 1, 2016, unless terminated pursuant to the following sentence, Employee will remain employed as the Vice President of Human Resources of Group 1. Termination prior to April 1, 2016, by either party, shall occur only in the event or occurrence of one of the following: (1) Employee’s death or “Disability” (as defined in the Employee’s Restricted Stock Agreement(s) (Qualified Retirement)); (2) an uncured material breach by Employee of one or more of the material terms and conditions of this Agreement or the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Employee’s Restricted Stock Agreement(s) (Qualified Retirement); (3) an act of fraud, embezzlement or other dishonesty by Employee during the Transition Period; or (4) the commission by the Employee of any illegal and/or unethical act in connection with the Employee’s business activities during the Transition Period that would adversely and materially impact on the character, goodwill and public reputation of Group 1. Prior to the termination of employment for any of the events or occurrences (other than (1)), Group 1 shall provide in writing to Employee notice of the event or occurrence warranting termination of employment and, in the case of (2) above, the steps reasonably needed to cure the material breach. Upon receipt of the written notice, Employee shall have ten (10) business days to respond in

Exhibit 10.41

writing to the notice. Group 1 and Employee agree to confer in good faith before the termination of employment. If the Employee’s employment is terminated for any reason then, subject to Employee’s entry into (and non-revocation in the time provided to do so), on the date of termination or within 21 days thereafter, a release of claims acceptable to the Company in a form (subject to adjustment by the Company to reflect applicable law, Employee’s particular terms and date of separation and/or payments to be received) similar to the Release, the Company agrees to pay, within thirty (30) days of the date of termination, and subject to Section 4.f. of the Employment Agreement, which provision is hereby incorporated into this Section 3 to the extent necessary to avoid the imposition of additional taxes on the Employee pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, (a) the Employee’s base salary through April 1, 2016 (to the extent unpaid as of the date of such termination), (b) the sum of $252,000, and (c) any bonus payable with respect to services to the Company in 2015 and the first quarter of 2016 (paid on a pro-rata basis and calculated off a full-year bonus amount as described in the Company’s Short Term Incentive Plan) that the Employee would be entitled to receive had he remained employed through April 1, 2016. In addition, provided Employee was terminated for any reason other than those set forth in clauses (2) through (4) of the preceding paragraph, in the event that Employee and/or his dependents elects to continue his group health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on behalf of himself or his dependents, then the Company will pay the premiums to maintain health insurance coverage (based on the coverage the Employee has elected and so long as the Employee is participating in a Company-sponsored group health plan) pursuant to COBRA for the Employee and any dependents enrolled in the Company’s medical plan as of the last day of the Employee’s employment, less the amount of premiums the Employee would have otherwise been required to pay for such coverage had the Employee continued to be employed by the Company, less all required deductions and tax withholdings. If the period for continuation coverage under COBRA expires prior to the expiration of 36 months following termination of employment, then in addition, the Company shall pay the Employee a lump sum cash payment equal to (a) the monthly COBRA premium for similarly situated former employees of the Company with respect to the coverage election in effect for Employee and his eligible dependents at the time COBRA expires, less the amount of premiums the Employee would have otherwise been required to pay for such coverage had the Employee continued to be employed by the Company, multiplied by (b) the number of months remaining in the 36 month period following Employee’s termination of employment. The Company also agrees that, if Employee’s termination of employment was not by reason of death or Disability, any restricted stock which has not vested and been released as of the date of termination, will continue vesting for two years following such termination under and subject to the provisions of the Qualified Retirement provisions of the Restricted Stock Agreement. These shares will become vested and nonforfeitable following the two-year holding period provided that the Employee satisfies the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement. The Company acknowledges and agrees that the Compensation Committee of the Board of Directors has agreed to waive the age requirement of the Qualified Retirement provision under these circumstances. For the purpose of determining the timing of payments upon termination pursuant to this Section 3, “date of termination,” “termination of employment” and similar terms will mean “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

4.	Rights Not Affected: This Agreement will not affect Employee’s rights in the Group 1 Automotive, Inc. Deferred Compensation Plan, the Group 1 Automotive, Inc. Long Term Incentive

Exhibit 10.41

Plan, the Executive Term Life & Accidental Death and Dismemberment Insurance, the Disability Income Insurance: Long Term Benefits, the Company’s 401(k) Plans or any deferred compensation plan, or Employee’s ownership rights to shares of stock in the Company.

5.	Confidentiality:

(a)
Group 1 and Employee agree that the terms of this Agreement are a private matter, which shall not be divulged in any form to others. Accordingly, Group 1 and Employee hereby agree that, except as provided by law, they will not disclose, disseminate and/or publicize or cause to be disclosed, disseminated and/or publicized any of the terms of this Agreement or the discussions which have led up to this Agreement to anyone, with the exception of those within Group 1 who have a business need to know the terms and the Employee’s attorney, any financial or tax advisors, and spouse and children, who shall not divulge its contents to any third party.

(b)
On April 1, 2016 or any such earlier date that Employee’s employment terminates, Employee agrees to execute any documents necessary to effectuate his resignation as Vice President of Human Resources with Group 1 and to cooperate in any filings with the Securities and Exchange Commission related to his resignation.

(c)
Group 1 and Employee agree to work together to draft a statement that may be communicated by Group 1 or the Employee regarding Employee’s resignation as Vice President of Human Resources and continuing employment as Director, Special Projects.

6.
Prior Agreements: Except as otherwise specified herein, all other terms of Employee’s agreements with Group 1, remain in full force and effect during and after the Transition Period, subject to the terms of those agreements.

7.
Severability: In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.
Employee Indemnity Not Affected: The releases contained herein shall not affect Group 1’s obligation under law, to the extent applicable, to indemnify Employee as an employee for actions taken within the scope and course of Employee’s employment.

9.
Jurisdiction and Choice of Law: The Employee and Company agrees to use the Laws of Texas to enforce the terms of this Agreement and the matter shall be heard in Harris County, Texas. Employee agrees to service and personal jurisdiction in Harris County, Texas.

Exhibit 10.41

In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

JAMES BROOKS O’HARA (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: /s/ J. Brooks O’Hara	By: /s/ Darryl M. Burman

Dated: 12/18/2015	Dated: 12/18/2015

Exhibit 10.41

EXHIBIT “A”

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Group 1 Automotive, Inc. (the “Company”) and James Brooks O’Hara (“Employee”).

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue such employment with the Company, upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.     Term of Agreement. The term of this Agreement shall commence on April 1, 2016 and, except as provided below, shall terminate on March 31, 2019 (the “Employment Term”).

2.    Employment; Services. The Company hereby employs the Employee as Director, Special Projects to render the following services (“Services”) to the Company for the term of this Agreement: (a) the Employee shall assist the Company in human resources and other business activities; (b) the Employee shall testify as a witness in any proceeding or otherwise provide information or reasonable assistance to the Company in connection with any claim or lawsuit threatened or filed against the Company; and (c) the Employee shall assist the Company’s Chief Executive Officer and Vice President of Human Resources with any special projects as may be requested from time to time. During the Employment Term, it is agreed that the Employee may work for another employer on a part-time basis (limited to no more than 25 hours per week), provide services as a paid consultant, or undertake other activities to supplement his income, provided that such any activity does not compete with or create a conflict of interest with the Company. The Employee also may serve on boards of directors of, or provide volunteer services for, non-profit entities.

3.    Schedule; Compensation.

a.Schedule. The Company shall employ Employee on a full-time basis during the term of this Agreement and the Employee agrees that his work schedule shall be thirty (30) hours a week. It is mutually agreed by the parties that Employee shall work no less than fifty per cent (50%) of the average number of hours worked by Employee during the immediately preceding 36-month period.

b.Payments. The Company shall pay the Employee the sum of Seven Thousand Dollars and Zero Cents ($7,000.00) per month during the Employment Term, to be paid at the Company’s regular payroll intervals, beginning April 1, 2016 and ending on March 31, 2019. If the Company requires that Employee provide Services in excess of thirty (30) hours in any calendar week, then the Company shall pay the Employee a daily rate of One Thousand Dollars ($1,000.00) for each day during the calendar week in which such Services in excess of thirty (30) hours were requested and were provided. All payments to Employee shall be made in accordance with the Company’s normal payroll practices and subject to taxes, withholdings, benefit deductions and other similar statutory obligations. Employee shall not expect to participate in any bonus plan or receive any additional equity awards (other than continued participation in

Exhibit 10.41

the Company’s Employee Stock Purchase Plan and Employee Purchase Plan), additional cash compensation or other short or long term incentive compensation during the Employment Term.

c.Benefit Plans. During the Employment Term, Employee and his eligible dependents may continue to participate in the Company’s group health insurance and supplemental benefits plans subject to and pursuant to the terms and conditions of the applicable plan documents and the laws governing same. The Company shall pay the employer portion of the premiums for such coverage and Employee shall be responsible for paying any additional employee premiums for such coverage through reductions in the payments described in Section 3.b. above. Employee, as a full-time employee, shall be eligible to participate in any other benefit plans offered to all employees of the Company, including but not limited to the 401(k) Plan, Employee Stock Purchase Plan, and Employee Purchase Plan. Employee may also participate in the Company’s Deferred Compensation, Executive Long Term Disability Plan and Executive Life Plan subject to the terms and conditions of said plan during the Employment Term. This Agreement will not affect Employee’s rights in the Group 1 Automotive, Inc. Deferred Compensation Plan, the Group 1 Automotive, Inc. Long Term Incentive Plan, the Executive Term Life & Accidental Death and Dismemberment Insurance, the Disability Income Insurance: Long Term Benefits, the Company’s 401(k) Plans or any deferred compensation plan, or Employee’s ownership rights to shares of stock in the Company.

d.Restricted Stock. During the term of the Employment Agreement, Employee shall continue to vest in the 17,720 shares of restricted stock previously issued to him in prior award grants (the “Restricted Stock”), and will be eligible to receive said shares during his Employment Term, subject to the terms and conditions of the 2014 Long Term Incentive Plan and Restricted Stock Agreement(s) between the Company and the Employee. If Employee’s termination of employment was not by reason of death or “Disability” (as defined in the Employee’s Restricted Stock Agreement(s) (Qualified Retirement)), then any stock not vested and released before the end of the Employment Term will continue vesting and remain subject to forfeiture for two years under the provisions of and subject to the Qualified Retirement provisions of the Restricted Stock Agreement(s). These shares will become vested and nonforfeitable following the two-year period provided that the Employee satisfies the confidentiality, non-completion, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement(s).

4.    Termination of Employment.

a.    Resignation by the Employee. Employee may terminate his employment by providing at least thirty (30) days prior, written notice of his resignation of employment. In the event of such resignation, the Company agrees to pay, subject to Sections 4.f. and 4.g., on the first regular pay date following the Release Expiration Date, any remaining, unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. The Company also agrees that any Restricted Stock, which has not vested and been released as of the date of resignation, will continue vesting and remain subject to forfeiture for two years following such termination under the provisions of and subject to the Qualified Retirement provisions of the Restricted Stock Agreement. These shares will become vested and nonforfeitable following the two-year period provided that Employee satisfies the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement(s). The Company acknowledges and agrees that the Compensation

Exhibit 10.41

Committee of the Board of Directors has agreed to waive the age requirement of the Qualified Retirement provision under these circumstances.

b.    Death of the Employee. Employee’s employment shall terminate in the event of the death of Employee. In the event of Employee’s death, the Company agrees to pay, to Employee’s estate, subject to Section 4.g., on the first regular pay date following the Release Expiration Date, any remaining unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. Relative to all unvested Restricted Stock, the forfeiture restrictions shall lapse as to all of the restricted shares subject to forfeiture restrictions on the date employee’s employment with the Company is terminated by reason of death (as provided in Section 2.b - Restricted Stock Agreement (Qualified Retirement)).

c.    Disability of the Employee. The Company may terminate the Agreement on account of Employee’s Disability. Before making any termination decision, the Company shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act), which would enable the Employee to perform the essential functions of the Employee’s position under this Agreement despite the existence of any such Disability. If such a reasonable accommodation is possible, the Company shall make that accommodation and shall not terminate Employee’s employment hereunder based on such Disability. In the event of such termination, the Company agrees to pay, subject to Sections 4.f. and 4.g., on the first regular pay date following the Release Expiration Date, any remaining unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. Relative to all unvested Restricted Stock, the forfeiture restrictions shall lapse as to all of the restricted shares subject to forfeiture restrictions on the date employee’s employment with the Company is terminated by reason of Disability (as provided in Section 2.b - Restricted Stock Agreement (Qualified Retirement)).

d.    Termination by the Company. The Company may terminate the Agreement by providing at least thirty (30) days prior, written notice of the termination of employment, to the Employee. In the event of termination by the Company pursuant to this Section 3.d., the Company agrees to pay, subject to Sections 4.f. and 4.g., on the first regular pay date following the Release Expiration Date, any remaining unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. The Company also agrees that any restricted stock, which has not vested and been released as of the date of resignation, will continue vesting and remain subject to forfeiture for two years following such termination under the provisions of and subject to the Qualified Retirement provisions of the Restricted Stock Agreement(s). These shares will become vested and nonforfeitable following the two-year period provided that Employee satisfies the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement. The Company acknowledges and agrees that the Compensation Committee of the Board of Directors has agreed to waive the age requirement of the Qualified Retirement provision under these circumstances.

e.    Insurance Benefits upon Termination of Employment. In the event of Employee’s termination for any reason other than resignation by the Employee or termination by the Company for “Cause” in the event that Employee and/or his dependents elects to continue his group health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)on behalf of himself or his dependents, then the Company will pay the premiums to maintain health insurance coverage (based on the coverage the Employee has elected and so long as the Employee is participating in a Company-sponsored group health plan) pursuant to COBRA for Employee and any dependents enrolled

Exhibit 10.41

in the Company’s medical plan as of the last day of Employee’s employment, less the amount of premiums Employee would have otherwise been required to pay for such coverage had Employee continued to be employed by the Company, less all required deductions and tax withholdings. In addition, if the period for continuation coverage under COBRA expires prior to the expiration of 36 months following termination of employment, then in addition, the Company shall pay the Employee a lump sum cash payment equal to (a) the monthly COBRA premium for similarly situated former employees of the Company with respect to the coverage election in effect for Employee and his eligible dependents at the time COBRA expires, less the amount of premiums the Employee would have otherwise been required to pay for such coverage had the Employee continued to be employed by the Company, multiplied by (b) the number of months remaining in the 36 month period following Employee’s termination of employment.

f.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code to the extent applicable, and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. If any provision of this Agreement (or the payment of any compensation or benefits hereunder) would cause Employee to incur any additional tax or interest under Section 409A, the Employer shall, after consulting with Employee, reform such provision to comply with Section 409A, to the extent such reformation is permitted under Section 409A. If, at the time of Employee’s separation from service (within the meaning of section 409A of the Code), Employee is a specified employee (within the meaning of section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service. For the purpose of determining the timing of payments upon termination pursuant to this Section 3, “date of termination,” “termination of employment” and similar terms will mean “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

g.    Release. As a condition to the receipt of any post-employment compensation as set forth in Sections 4.a., 4.b., 4.c. or 4.d., Employee (or Employee’s estate or representative) must first execute and return to the Company, by the Release Expiration Date, and not revoke in the time provided to do so, a release of claims acceptable to the Company, and in a form (subject to adjustment by the Company to reflect applicable law, Employee’s particular terms and date of separation and/or payments to be received) similar to that attached hereto as Exhibit B to the Transition Agreement by and between the Company and the Employee (the “Release”). The “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company delivers to the Employee the Release (which shall occur no later than 7 days after the date of Employee’s termination of employment), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

5.    Method, Means and Location of the Services. The Company, and not Employee, shall have the sole discretion to determine the method, means, and location of the Services to be performed under this Agreement. The Company shall provide Employee with the use of an office (if necessary), a cellular telephone, laptop computer and access to Outlook (with his existing company email account).

Exhibit 10.41

Employee agrees to abide by all Company policies regarding the appropriate use of these Company resources. The Company agrees that Employee may provide these Services at the Company’s place of business, from Employee’s residence, or other locations as appropriate.

6.    Non-Disclosure of Confidential/Trade Secret Information. In the course of providing the Services, and in the course of his employment with the Company, the Employee has been and may be exposed to and/or provided with confidential information relating to the operation of the Company’s business that are “Confidential Information/Trade Secrets” (as defined below) Confidential Information/Trade Secrets belong exclusively to the Company. By example, and without any limitation, “Confidential Information/Trade Secrets” include non-public information regarding potential and actual merger or acquisition targets, information regarding other potential, planned, or pending purchase or sale transactions, customer lists and potential customer lists, information relating to the pricing of Company’s product, information relating to the Company or the Company’s customers obtained or made known to Employee as a result of Employee performing his services for the Company, copyrighted materials and software created for the benefit of the Company, as well as the Company’s business plans, strategy plans, sales figures, sales reports, accounting/financial records, personnel policies, marketing plans, marketing methods and related data, operating guidelines, non-public information concerning the Company’s vendors or suppliers, information relating to costs, sales or services provided to the Company by such vendors or suppliers, the prices the Company obtains or has obtained for the Company’s products or services, compensation paid to the Company’s employees and other terms of employment, information regarding the Company’s relations with its employees, information regarding other consultants or agents of the Company, information regarding factory agreements and relations, confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development of the Company, and any other information protected by law as trade secret or which is provided to the Employee in confidence. The Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information/Trade Secrets obtained by Employee during his employment with the Company (whether before or during the Employment Term) constitutes unfair competition. The Employee promises not to engage in any unfair competition with the Company during or following the Employment Term.

7.    Non-Competition Covenant. The Employee promises that, during the Employment Term, he shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, in any geographic area or market where the Company or any of its subsidiaries or affiliated companies are conducting any business, (a) engage in any business competitive with any line of business conducted by the Company or any of its subsidiaries or (b) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by the Company or any of its subsidiaries or affiliates.

8.    Non-Solicitation Covenant. The Employee agrees that during the Employment Term he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate or lessen his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

9.    Overlapping Covenants. To the extent the covenants set forth in Sections 6, 7 and 8 of this Agreement overlap post-employment covenants and continuing obligations of the same or similar

Exhibit 10.41

nature contained in any other Agreement, the parties agree that the covenants providing the greatest protection to Company shall be applied and enforced.

10.    Assignment. This Agreement shall bind the successors and assigns of each party and will inure to the benefit of each party, their successors and assigns.

11.    Notices. All notices required or given herewith shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery at the time of delivery; (ii) by overnight courier upon written verification of receipt; (iii) by certified or registered mail, return receipt requested, upon verification of receipt; or (iv) by email or facsimile upon acknowledgment of receipt of transmission. Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

To the Company:    Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024
Attn: General Counsel

To the Employee:    1235 Harvard Street
Houston, Texas 77008

12.    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the conflict of law provisions thereof.

13.    Arbitration. The parties agree that any claim, dispute, and/or controversy arising from this Agreement shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act. In addition to any other requirements imposed by law, the arbitrator selected shall be a retired state or federal court Judge or otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a judge of such courts. All rules of pleading, discovery, evidence and all rights to resolution of the dispute by means of motions for summary judgment and judgment on the pleadings under the Federal Rules of Civil Procedure and Evidence shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged. Notwithstanding this agreement to arbitrate, the parties shall have the right to obtain injunctive or other appropriate equitable relief in a civil court to the extent permitted by law in order to preserve the rights of the parties pending the appointment of an arbitrator.     IN ENTERING INTO THIS SECTION 13, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

14.    Severability. If any provisions of this Agreement should be held to be illegal, invalid or unenforceable by a court of law or an arbitrator, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding this subject matter and supersedes all prior or contemporaneous oral or written agreements

Exhibit 10.41

concerning such subject matter other than the terms and conditions of the 2014 Long Term Incentive Plan and Restricted Stock Agreement(s) between the Company and the Employee which will continue to govern the Restricted Stock. This Agreement can only be modified by a subsequent agreement of the parties in writing and signed by the parties. The Employee acknowledges that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by the Company or anyone acting on its behalf which are not embodied in this Agreement; that the Employee has not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement shall be valid or binding, unless executed in writing by the Chief Executive Officer of the Company.

16.    Construction. This Agreement shall not be construed in favor of one party or against the other.

17.    Voluntary and Knowing. The parties acknowledge that this Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

JAMES BROOKS O’HARA (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: _________________________________	By: ___________________________

Dated: _______________________________	Dated: ________________________

Exhibit 10.41

EXHIBIT “B”

RELEASE AND WAIVER OF CLAIMS AGREEMENT

This Release and Waiver of Claims Agreement (“Agreement”) is made and entered into by and between James Brooks O’Hara (the “Employee”) and Group 1 Automotive, Inc. (the “Company”).

NOW, THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1.     Effective Date. Except as provided herein, this Agreement shall be effective the date it is signed by both parties.

2.     Resignation Date. Employee will resign his position as Vice President of Human Resources and will resign all other current positions and responsibilities effective March 31, 2016 (“Resignation Date”). Employee will continue to be employed as a Director, Special Projects from that date forward until March 31, 2019 subject to the terms and conditions of the Employment Agreement attached as Exhibit “A” to the Transition Agreement.

3.     Consideration by the Company. For and in consideration of the promises made by the Employee in this Agreement, the Company shall:

a.     Prior to Employee’s execution of this Agreement, enter into the Employment Agreement, which is attached as Exhibit “A” to the Transition Agreement.

b.    Pay a pro-rated bonus for work performed from January 1, 2016 until March 31, 2016 calculated off a full-year bonus amount as described in the Company’s Short Term Incentive Plan. If this Agreement has become irrevocable on or before April 30, 2016, the Company shall make this bonus payment no later than May 31, 2016. The bonus payment shall be less all required, customary and authorized deductions and withholdings.

c.    With the exception of any claim arising from fraud, illegal activity or dishonesty, the Company and its subsidiaries, related companies, parents, successors and assigns agrees to forever unconditionally release, waive and discharge Employee and his heirs, executors, administrators successors and assigns from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising out of or in connection with Employee’s employment with the Company or any affiliate of the Company.
Employee SPECIFICALLY ACKNOWLEDGES THAT HE WOULD NOT OTHERWISE BE ENTITLED TO THE CONSIDERATION SET FORTH IN THIS PARAGRAPH WERE IT NOT FOR HIS COVENANTS, PROMISES AND RELEASES SET FORTH HEREUNDER.

4.    Consideration by the Employee. For and in consideration of the promises made by the Company in Paragraph 3 of this Agreement, Employee agrees as follows:

a.     Employee agrees for himself and his heirs, executors, administrators, successors and assigns to forever unconditionally release, waive and discharge the Company and its

Exhibit 10.41

subsidiaries, related companies, parents, affiliates and each of the foregoing entities’ respective successors and assigns, and current and former divisions, partnerships, related entities, officers, directors, managers, members, shareholders, attorneys, agents, insurers, benefit plans (and the fiduciaries and trustees of such plans) and employees (collectively, the “Released Parties”) from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys' fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising on or prior to the Effective Date of this Agreement. This total release includes, but is not limited to, all claims or demands related to: (i) salary, bonuses, commissions, compensation, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local statutory or common law or ordinance or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (ii) any federal, state or local anti-discrimination or anti-retaliation law; (iii) violation of (each, as may have been amended): the United States and Texas Constitutions; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, the Americans With Disabilities Act of 1990, the Employee Retirement Income and Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes Oxley Act. Employee specifically does not release his right to apply for unemployment compensation benefits. Should Employee apply for such benefits, the Company will not oppose such application.

b. Employee agrees and promises that Employee will not engage in any disparaging conduct directed at the Company or any other Released Party, and Employee shall refrain from making any derogatory statements or disparaging behavior concerning the Company or any other Released Party in the future. The Company agrees and promises that it will not engage in any disparaging conduct directed at Employee, and the Company shall refrain from making any derogatory statements or disparaging behavior concerning Employee in the future.

c. Employee hereby represents and warrants that he will return to the Company all Company property, materials, files and documents in his possession including, but not limited to, Company files, notes, records, computer recorded information, electronically stored information, tangible property, credit cards, entry cards, pagers, identification badges, and keys. Employee will retain the use of his cell phone and laptop computer and be afforded access to the Company’s email system to continue his work as a Director, Special Projects as described in the Employment Agreement.

d.     Employee agrees that Darryl Burman and Earl Hesterberg have been designated as the only persons he will contact on matters related to this Agreement. Employee specifically agrees that he will not contact any other employee of the Company concerning these matters.

e.     Employee understands and agrees that, after April 1, 2016, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company or to make or take any actions as an officer of the Company unless specifically instructed to do so by Earl Hesterberg.

Exhibit 10.41

f.     Employee agrees that during his tenure as an employee and thereafter, he shall not, directly or indirectly, personally, or on behalf of any other person, business, corporation or entity, divulge or make use of any confidential business information or trade secrets of the Company or any other Released Party, including but not limited to: customer or employee information, training material, information related to acquisitions or divestments, buying habits and preferences of customers; marketing strategies; pricing or financial information; technical information; operations information and operations strategies.

g.     Employee specifically waives his right to recover in any action which may be brought on his behalf by any person or entity, including, but not limited to, any governmental department or agency such as the Equal Employment Opportunity Commission or the United States Department of Labor. Employee specifically represents and warrants that he has not initiated or caused to be initiated any legal action with any court and that he has not filed or caused to be filed an administrative charge, claim or complaint with any governmental office or department or agency, including but not limited to the Equal Employment Opportunity Commission.

h.    Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Department of Labor (“DOL”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, DOL or comparable state or local agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC, NLRB, DOL or comparable state or local agency or proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to obtain vested benefits under any benefit plan governed by ERISA.

i.    Employee hereby acknowledges that a partial consideration for the benefits he will receive pursuant to this Agreement and an inducement for the Company to enter into this Agreement is Employee’s agreement, if reasonably requested by the Company, to cooperate with the Company in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve Company or any of its current or former employees, officers or directors. This cooperation may include, but shall not be limited to, the availability to provide testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Employee acknowledges that he shall make himself available at the Company’s reasonable request for any meetings or conferences the Company deems necessary in preparation for the defense or prosecution of any such legal proceedings. If the Company requests Employee to travel or travel is otherwise required in conjunction with the Employee providing assistance to the Company pursuant to this provision, the Company will reimburse or pay for Employee’s necessary and reasonable travel expenses.

j.    In signing below, Employee expressly represents that, as of the date Employee signs this Agreement, he has received all leaves (paid and unpaid) to which he has been entitled during his employment with the Company and any other Released Party and he has received all

Exhibit 10.41

wages, bonuses and other compensation that he is owed and has been by the Company and each other Released Party.

k.    The parties hereby expressly agree and acknowledge that this release of liability of claims shall inure to the benefit of, and apply to, each of the Released Parties that are not signatories hereto, even though such Released Parties are not signatories to this Agreement, as the parties expressly agree and acknowledge that each such Released Party is a third-party beneficiary of Employee’s releases, covenants and representations set forth in this Agreement.

5.    No Admissions. Employee agrees that this Agreement does not, and shall not be construed to, constitute an admission by the Company or any other Released Party of any violation of any federal, state or local statute or regulation, or any violation of any of the Employee’s rights or of any duty owed by the Company or any other Released Party to the Employee.

6.     Modification. This Agreement along with the Employment Agreement and any Restricted Stock Agreement contain the entire agreement of the parties hereto and there are no agreements, understandings or representations made by the Company or the Employee, except as expressly stated herein. This Agreement supersedes all prior agreements and understandings between the Company and the Employee. No cancellation, modification, amendment, deletion, addition or other changes in this Agreement or any provision hereof or any right herein provided shall be effective for any purpose unless specifically set forth in a subsequent written agreement signed by both Employee and an authorized representative of the Company.

7.     Construction. The parties agree that this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

8.    Severability and Waiver. The parties agree that the covenants of this Agreement are severable and that if any single clause or clauses shall be found unenforceable, the entire Agreement shall not fail but shall be construed and enforced without any severed clauses in accordance with the terms of this Agreement. The parties also agree that any failure by any party to enforce any right or privilege under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein. The terms of this Agreement is to be construed under the laws of the State of Texas. The parties consent to the jurisdiction of the courts of the State of Texas for any disputes arising hereunder.

9.     Adequacy of Consideration. The parties further acknowledge the adequacy of the additional consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.
10.    Period of Consideration. The Employee is fully aware of the contents of this Agreement and of its legal effect. The Employee acknowledges that he was advised on the date he received this Agreement that he had a period of twenty-one (21) calendar days to review and consider this Agreement before signing. The Employee further acknowledges that he voluntarily may waive his right to take the full 21-day consideration period and may sign this Agreement at any time before the 21-day period elapses.
11.    Period of Revocation. The Employee understands that after signing this Agreement he may, in his sole discretion, revoke his acceptance of the Agreement by giving written notice to Darryl Burman, within seven (7) days after the Employee signs the Agreement. Notice of revocation must be

Exhibit 10.41

received no later than the close of business on the seventh (7th) day following the Employee’s execution of this Agreement.
12.    Confidentiality. Employee agrees that he will not disclose that he has entered into a Release and Waiver of Claims Agreement with the Company, and further agrees that he will keep the terms of this Agreement completely confidential and that he will not hereafter disclose any information concerning this Agreement, the existence of this Agreement, and the negotiations that resulted in this Agreement to anyone; provided, however, that he may make such disclosures to his professional representatives (e.g., attorneys, accountants, auditors, tax preparers), all of whom shall be informed of and agree to be bound by this confidentiality clause, and provided that he may make other such disclosures as may be required by law. If Employee is contacted, served, or learns that he will be served with a subpoena to compel his testimony or the production of documents concerning this Agreement or his employment with the Company, the Employee agrees to immediately notify Darryl Burman by telephone and then as soon as possible thereafter in writing.

13.    Attorney Consultation. Employee certifies that by signing this Agreement he has had a reasonable amount of time to consider its terms, that he has had the opportunity to consult with an attorney before signing this Agreement, and that he has signed this Agreement after good-faith negotiations concerning its terms. Employee is hereby advised in writing to consult with an attorney prior to signing this Agreement.

14.     Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

JAMES BROOKS O’HARA (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: _________________________________	By: ___________________________

Dated: _______________________________	Dated: ________________________